Exhibit 8.1

Subsidiaries of Adecoagro S.A.

Majority Owned Subsidiaries as of December 31, 2011:

	Name	Place of Incorporation
1	International Farmland Holdings LP	Delaware, United States
2	Adecoagro LP	Delaware, United States
3	ONA Ltd.	Malta
4	TOBA Ltd.	Malta
5	Kadesh Hispania S.L.	Spain
6	Leterton España S.L.	Spain
7	Adeco Agropecuaria S.A.	Argentina
8	Pilagá S.A.	Argentina
9	Cavok S.A.	Argentina
10	Establecimientos El Orden S.A.	Argentina
11	Agro Invest S.A.	Argentina
12	Forsalta S.A.	Argentina
13	Agrícola Ganadera San José S.R.L.	Argentina
14	Santa Regina Agropecuaria S.R.L.	Argentina
15	Bañado del Salado S.A.	Argentina
16	Dinaluca S.A.	Argentina
17	Compañía Agroforestal de Servicios y Mandatos S.A.	Argentina
18	Simoneta S.A.	Argentina
19	Ladelux S.A.	Uruguay
20	Kelizer S.A.	Uruguay
21	Adecoagro Uruguay S.A.	Uruguay
22	Adeco Brasil Participações S.A.	Brazil
23	Adeco Agropecuária Brasil S.A.	Brazil
24	Usina Monte Alegre Ltda.	Brazil
25	Angélica Agroenergia Ltda.	Brazil
26	Fazenda Mimoso Ltda.	Brazil
27	Ivinhema Agroenergia S.A.	Brazil

Consolidated Affiliated Entities
	Name	Place of Incorporation
1	Grupo La Lácteo Inc.	Alberta, Canada
2	Grupo La Lácteo LP	Alberta, Canada
3	La Lácteo S.A.	Argentina